UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): December 30, 2006

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2006, HearUSA, Inc. (the “Company”) entered into and closed a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement’), Amended and Restated Supply Agreement (the “Amended Supply Agreement”), Amendment No. 1 to Amended and Restated Security Agreement and an Investor Rights Agreement with Siemens Hearing Instruments, Inc. (“Siemens”).

Pursuant to these agreements, the parties have increased and restructured the credit facility, extended the term of the credit facility and the supply arrangements, increased the rebates to which the Company may be entitled upon the purchase of Siemens hearing aids and granted Siemens certain conversion rights with respect to the debt. On the closing date, the Company drew down $7.2 million of the newly available credit.

The credit facility has been increased from $26 million to $50 million and its term extended to February 2013. The first $30 million of the line is still structured in three tranches and all of it now bears interest at 9.5%. Tranche A, with a principal balance of approximately $50,000 and interest of approximately $1,000 will be paid in full in January 2007. Tranche B is a revolver established to accommodate funding for acquisitions by the Company. The Company may borrow under Tranche B up to the $30 million limit, less any amounts then outstanding under Tranche A and Tranche C. At the time of the closing, there was outstanding under Tranche B approximately $3.7 million of principal and accrued interest. Required quarterly payments of principal and interest under Tranche B are subject to rebate credits described below. On the closing date, there was outstanding under Tranche C a principal balance of approximately $25 million and interest of approximately $420,000. The Company must make quarterly installment payments on Tranche C of $730,000 of principal plus imputed interest thereon, which quarterly payments are also subject to volume discount credits as described below. Additional loans may be made to the Company under Tranche C for certain acquisitions.

The remaining principal balance of Tranche A, as well as Tranche B and Tranche C, with interest, will continue to be eligible for repayment utilizing rebates on purchases of hearing aids from Siemens, provided that the Company meets the minimum purchase requirements under the Amended Supply Agreement. Siemens will also provide the Company with a minimum of an additional $1.25 million per annum of volume discounts under the Amended Supply Agreement when certain volume tests are met.

The new $20 million line of credit is a revolver bearing interest at an annual rate of 5%, interest payable monthly with the principal due and payable at the end of the term. This line is to be used primarily for acquisitions under the parties’ acquisition guidelines.

The Amended Credit Agreement provides that the Company will reduce the principal balance by making annual payments in an amount equal to 20% of Excess Cash Flow (as that term is defined in the Amended Credit Agreement), and by paying over to Siemens 25% of proceeds from equity offerings the Company may complete. In addition, the Company must prepay approximately $4.2 million under the $20 million line within the first six months of the agreement.

Under the terms of the Amended Credit Agreement, after a three-year waiting period, Siemens has the right to convert $21.2 million of the outstanding debt at $3.30 per share (representing 19.99% of the Company’s outstanding common stock at the time of the closing). Siemens will have the right to convert prior to the end of the three-year holding period in the event of a change of control of HearUSA, a default by HearUSA under the agreements or certain principal prepayments by HearUSA. These conversion rights may entitle Siemens to a lower conversion price, but in all events Siemens will be limited to 6.4 million shares of common stock. The parties have entered into an Investor Rights Agreement pursuant to which the Company granted Siemens resale registration rights for the common stock underlying the credit facility. In addition, the Company has granted to Siemens certain rights of first refusal in the event the Company chooses to engage in a capital raising transaction or if there is a change of control transaction involving a person in the hearing aid industry.

The Company has extended to Siemens a security interest in substantially all of the Company’s assets to secure repayment of the loans, just as the Company did in connection with the original credit agreement.

The Siemens credit facility imposes certain financial and other covenants on the Company which are customary for loans of this size and nature, including restrictions on the conduct of the Company’s business, the incurrence of indebtedness, merger or sale of assets, the modification of material agreements, changes in capital structure, making certain payments and paying dividends. If the Company cannot maintain compliance with these covenants, Siemens may terminate future funding under the credit facility and declare all then outstanding amounts under the facility immediately due and payable. In addition, a material breach of the Amended Supply Agreement or a willful breach of certain of the Company’s obligations under the Investor Rights Agreement may be declared to be a breach of the Amended Credit Agreement and Siemens would have the right to declare all amounts outstanding under the credit facility immediately due and payable. Any non-compliance with the Amended Supply Agreement could have a material adverse effect on the Company’s financial condition and continued operations.

On January 3, 2007, the Company issued a press release concerning this transaction. A copy of that press release is being furnished with this Form 8-K as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information provided above in Item 1.01 is incorporated in this Item 2.03 by this reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided above in Item 1.01 is incorporated in this Item 3.02 by this reference. The Company issued the convertible debt instruments in a private placement to an accredited investor in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated by the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits

(d)

Exhibit 99.1	Press Release of the Company issued January 3, 2007 furnished with this Form 8-K

.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: January 5, 2007	By:	/s/ Gino Chouinard
Name: Gino Chouinard
Title: Executive Vice President and Chief Financial Officer